EXHIBIT 2.1
EQUITY PURCHASE AGREEMENT
BY
AND
AMONG
AR-MED, LLC,
BRUCE MURPHY, M.D.,
MEDCATH OF LITTLE ROCK, L.L.C.,
MEDCATH OF ARKANSAS, LLC
AND
MEDCATH FINANCE COMPANY, LLC
Dated as of May 6, 2011

i

ii

Exhibits

iii

EQUITY PURCHASE AGREEMENT
     THIS EQUITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May ____, 2011 by and among AR-MED, LLC, an Arkansas Limited Liability Company (“Buyer”), BRUCE MURPHY, M.D., a resident of Little Rock, Arkansas ("Dr. Murphy”), MEDCATH OF LITTLE ROCK, L.L.C., a North Carolina limited liability company (the “Company”), and MEDCATH OF ARKANSAS, LLC, a North Carolina limited liability company (“Seller”),
W I T N E S S E T H
     WHEREAS, Seller owns a 70.33% membership interest (“Equity Interest”) in the Company;
     WHEREAS, the Company owns and operates Arkansas Heart Hospital located in Little Rock, Arkansas (the “Hospital”);
     WHEREAS, MedCath Finance Company, LLC, a Delaware limited liability company (“Finco”) is an Affiliate of Seller and has made certain loans to the Company as evidenced by the Finco Loan Documents (as herein defined);
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s Equity Interest upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, as part of the transactions contemplated by this Agreement, Buyer has agreed to cause the Company to pay in full at Closing (as herein defined) all amounts owed to Finco pursuant to the Finco Loan Documents; and
     WHEREAS, Dr. Murphy is the majority owner of Buyer and has agreed to be jointly and severally liable with Buyer for all of Buyer’s obligations and liabilities arising under this Agreement.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:

     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to the Company and Seller, “Affiliate” shall not include any direct or indirect equityholder, officer or director of MC or MedCath or any member of the Company other than Seller.
     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
     “Allocation Schedule” has the meaning set forth in Section 2.8.
     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.
     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.
     “Available Cash” means (i) the amount of cash held by the Company as of the Closing Date; plus (ii) the amount of cash held by MedCath for the benefit of or due to the Company as of the Closing Date; plus (iii) the amount by which Net Working Capital as of the Closing Date exceeds the Target NWC, if applicable; less (iv) the amount by which Net Working Capital as of the Closing Date is less than the Target NWC, if applicable.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Buyer Termination Fee” has the meaning set forth in Section 12.3(a).
     “CERCLA” has the meaning set forth in the definition of Environmental Laws.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates of all or substantially all of MC’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Claim” means any action, cause of action, suit, debt due, sum of money, account, reckoning, bond, bill, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, demand, or chose in action whatsoever, in law or equity (including, without limitation, court costs, reasonable attorneys’ fees and other reasonable professional fees related to the defense of a potential or asserted Claim).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Balance Sheet” means the balance sheet of the Company as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (as defined by purposes of this Agreement and consistent with the modifications set forth in Schedule 1.1A), applied on a basis consistent with past practices.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company” has the meaning set forth in the Preamble hereto.
     “Confidentiality Agreement” has the meaning set forth in Section 13.8.
     “Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
     “Effective Time” has the meaning set forth in Section 13.5.
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
     “Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

     “Equity Interest” has the meaning set forth in the recitals hereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Contracts” has the meaning set forth in Section 11.8.
     “Exhibits” means the exhibit(s) to this Agreement.
     “Final Available Cash Calculation” means a calculation of the Available Cash as of the Closing Date.
     “Final Equity Purchase Price” means an amount equal to (i) Seller’s Share of the total of (x) Seventy Three Million Dollars ($73,000,000), minus (y) the Finco Obligations, and further minus (z) the outstanding amount of Financing Obligations as of the Closing Date, plus (ii) Seller’s Share of Final Available Cash.
     “Final NWC Calculation” means a calculation of the Net Working Capital as of the Closing Date. The Final NWC Calculation shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B. For the avoidance of doubt, the accounting policies, assumptions and methodologies used for determining the obsolescence of medical supplies inventory and the accrual of bad debt reserves shall be the same as used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “Financing Obligations” means the capital lease obligations of the Company under capital leases identified on Schedule 1.1C and the long term indebtedness of the Company outstanding under the loans identified on Schedule 1.1C.
     “Finco” means MedCath Finance Company, LLC, a Delaware limited liability company, an entity affiliated with Seller which has made certain loans to the Company as evidenced by the Finco Loan Documents.
     “Finco Loan Documents” means the loan agreement, promissory note, mortgage, deed of trust, security agreement and related documents documenting the Finco Obligations as listed on Schedule 1.1D.
     “Finco Obligations” shall mean the aggregate amount of indebtedness of the Company (including, without limitation, current maturities thereof) outstanding under the Finco Loan Documents as identified on Schedule 1.1D in accordance with GAAP. The amount of Finco Obligations as of December 31, 2010 is set forth on Schedule 1.1D.
     “Finco Obligations Payoff Amount” means the outstanding amount of principal and accrued but unpaid interest due to Finco under the Finco Loan Documents as of the Closing Date.

     “FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 1.1A and applied by the Company consistently throughout the periods involved and in accordance with the Company’s prior practices and policies.
     “Government Programs” means the federal Medicare program, all applicable state Medicaid programs, TRICARE and their respective successor programs.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hospital” has the meaning set forth in the recitals hereto.
     “Indemnifiable Losses” means all losses, liabilities, damages, fines, penalties, interest, costs (including court costs and costs of appeal) and expenses (including reasonable attorneys’ fees and other fees of professionals and experts related to the defense of a potential or asserted Claim) actually incurred by an Indemnified Party.
     “Indemnified Party” has the meaning set forth in Section 12.1(a).
     “Indemnifying Parties” has the meaning set forth in Section 12.1(a).
     “Intellectual Property” means any patents, trademarks, trade names, service marks, copyrights and any applications therefor.
     “Interim Available Cash Calculation” means a calculation of the Available Cash as of the Interim Balance Sheet Date.
     “Interim Balance Sheet” means the balance sheet of the Company as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (as defined by purposes of this Agreement and consistent with the modifications set forth in Schedule 1.1A), applied on a basis consistent with past practices date.
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for the Company.
     “Interim Equity Purchase Price” means an amount equal to (i) Seller’s Share of the total of (x) Seventy Three Million Dollars ($73,000,000), minus (y) the Finco Obligations, and further minus (z) the outstanding amount of Financing Obligations as of the Closing Date, plus (ii) Seller’s Share of Interim Available Cash.

     “Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
     “Management Rights” means the Seller’s rights under the Operating Agreement to manage the Company and to serve as, or to elect, managers of the Company.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Company or the Hospital or their material assets, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer, (iv) earthquakes, hurricanes, or other natural disasters or acts of God, (v) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vi) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period or (vii) the implementation of the Patient Protection and Affordable Care Act, as in effect on the date of this Agreement.
     “MC” means MedCath Corporation, a Delaware corporation.
     “MedCath” means MedCath Incorporated, a North Carolina corporation.
     “MedCath Plans” has the meaning set forth in Section 11.8.
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicare” means Title XVIII of the Social Security Act.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the Company, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Total Accounts Receivable”; (ii) “Medical Supplies Inventory”; and (iii) “Prepaid Expenses and Other Assets” less (b) the sum of all the amounts reflected in the entries (or line items) on the applicable balance entitled (i) “Accounts Payable” (but excluding, for avoidance of doubt, any amounts included within the Finco Obligations); (ii) “Accrued Salaries and Bonuses”; and (iii) “Other Accrued Liabilities”. For avoidance of doubt, the parties agree that the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Guaranteed Reserve Asset”, if applicable, and “Guaranteed Reserve Liability”, if applicable, shall not be considered in determining Net Working Capital. Net Working Capital shall be prepared in accordance with GAAP (except as provided in Schedule 1.1A), applied on a basis consistent with past practices using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B. The Net Working Capital as of December 31, 2010 is set forth on Schedule 1.1B.
     “Operating Agreement” means the Operating Agreement of the Company as amended from time to time, but in the form in effect as of the date of this Agreement.
     “OSHA” has the meaning set forth in the definition of Environmental Laws.
     “Outside Date” has the meaning set forth in Section 11.1(a)(ii).
     “Outstanding Expenses” has the meaning set forth in Section 9.6.
     “Permit” means any license or permit required to be issued by any Governmental Entity.
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “Releasors” has the meaning set forth in Section 12.4.
     “RCRA” has the meaning set forth in the definition of Environmental Laws.
     “Schedules” means the disclosure schedules to this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Share” means 70.33%.
     “Seller’s Share of Final Available Cash” means Seller’s percentage ownership interest in the Company (70.33%) multiplied by the Final Available Cash Calculation.

     “Seller’s Share of Interim Available Cash” means Seller’s percentage ownership interest in the Company (70.33%) multiplied by the Interim Available Cash Calculation.
     “Short Period Return” has the meaning set forth in Section 11.5(b).
     “Target NWC” means Net Working Capital (as defined herein) equal to Seven Million Dollars ($7,000,000).
     “Taxes” means all federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions.
     “Total Payment” has the meaning set forth in Section 2.8.
     “TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
     (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
     (b) references to Articles and Sections are references to articles and sections of this Agreement;
     (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
     (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
     (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
     (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
     (g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
     (h) the word “including” (and all derivations thereof) shall mean including, without limitation;

     (i) references to time are references to Central Standard or Daylight Savings time (as in effect on the applicable day) unless otherwise specified herein;
     (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
     (k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Equity Purchase Price and the calculation of losses on casualty claims;
     (l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement, and if such date is left blank, the date when this Agreement is fully executed by all parties; and
     (m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.
     1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:
     (a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
     (b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest; and
     (c) items disclosed on one particular Schedule relating to one section of this Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of this Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.

ARTICLE 2
SALE AND PURCHASE;
PAYMENT OF FINCO OBLIGATIONS
     2.1 Transfer of Equity Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell and transfer the Equity Interest to Buyer, and Buyer shall purchase from Seller, the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement and Buyer shall assume all obligations and liabilities of Seller arising under the Operating Agreement.
     2.2 [Intentionally omitted.]
     2.3 Purchase Price for Equity Interest. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Equity Interest Buyer shall pay to Seller an amount equal to the Final Equity Purchase Price. On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Equity Purchase Price in immediately available federal funds to an account designated by Seller in writing at least two (2) days prior to Closing. The amount of the Interim Equity Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.6 so that Seller is finally paid an amount equal to the Final Equity Purchase Price.
     2.4 Payment for Finco Obligations. Subject to the terms and conditions hereof, at the Closing, Buyer shall cause the Company to pay to Finco an amount equal to the Finco Obligations Payoff Amount. On the Closing Date, Buyer shall cause the Company to wire transfer an amount equal to the Finco Obligations Payoff Amount in immediately available federal funds to an account designated by Finco in writing at least two (2) days prior to Closing.
     2.5 Interim Equity Purchase Price. At least five (5) days prior to the Closing Date Seller shall deliver to Buyer (i) the Interim Balance Sheet, and (ii) the Interim NWC Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Equity Purchase Price.
     2.6 Final Equity Purchase Price. Not more than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Balance Sheet, and (ii) the Final NWC Calculation. Subject to Section 2.7, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Equity Purchase Price.
     2.7 Dispute of Adjustments/Reconciliation of Final Equity Purchase Price. Within thirty (30) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.6, Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such thirty (30) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Equity Purchase Price within thirty (30) days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Buyer and Seller may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between Seller and Buyer on the Final Equity Purchase Price or determination of the Final Equity Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Equity Purchase Price exceeds the Interim Equity Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Equity Purchase Price exceeds the Final Equity Purchase Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.6, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Interim Equity Purchase Price and the Final Equity Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Equity Purchase Price and the Final Equity Purchase Price or any component thereof. Any amounts due under this Section 2.7 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.
     2.8 Allocation of Total Payment. The amounts paid by Buyer under Sections 2.3 and 2.4 (the “Total Payment”) shall be allocated in accordance with Code Section 1060, and in the manner set forth in Schedule 2.8 (the “Allocation Schedule”). Buyer and Seller agree that the Allocation Schedule shall reflect, or be amended to reflect, any post-closing adjustments determined under Article 2 or otherwise pursuant to this Agreement. Buyer and Seller shall, and shall cause their respective Affiliates to, (a) prepare and file all Tax returns (including amended Tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by Law, and (b) take no position with respect to Taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyer and Seller shall cooperate in the timely filing of any forms (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Final Equity Purchase Price pursuant to the Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

ARTICLE 3
CLOSING
     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 9 and 10, the consummation of the sale and purchase of the Equity Interest and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of the Hospital in Little Rock, Arkansas, not later than the fifth (5th) business day after the conditions set forth in Articles 9 and 10 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 9 and 10 to be satisfied so that the Closing will occur on July 31, 2011; provided, however, that the transactions contemplated under this Agreement shall be effective as of the Effective Time.
     3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller, or cause to be delivered to Seller, the following:
     (a) An amount equal to the Interim Equity Purchase Price by wire transfer of immediately available funds to an account designated by Seller;
     (b) An amount equal to the Finco Obligations Payoff Amount by wire transfer of immediately available funds to an account designated by Finco;
     (c) Copies of resolutions duly adopted by the members and managers (if any) of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate representatives of Buyer;
     (d) A certificate of Buyer certifying that the conditions set forth in Sections 9.1 and 9.3 have been satisfied;
     (e) Certificates of incumbency for the respective members or representatives of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
     (g) An instrument of assumption duly executed by Buyer under which Buyer assumes all liabilities and obligations of Seller arising under or relating to the Management Rights;

     (h) An executed instrument of assumption duly executed by Buyer under which Buyer assumes all liabilities and obligations of Seller arising under the Operating Agreement;
     (i) One or more executed instruments of assumption duly executed by Buyer under which Buyer assumes all liabilities and obligations of Seller arising under the employee agreements which Buyer is required to assume pursuant to Section 11.2 herein; and
     (j) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
     3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
     (a) An executed instrument of assignment and assumption transferring the Equity Interest and the Management Rights to Buyer;
     (b) An acknowledgment by Finco that all of the Finco Obligations have been fully paid and satisfied as a result of the completion of the Closing;
     (c) Copies of resolutions duly adopted by Seller authorizing and approving Seller’s respective performances of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by the appropriate officers of Seller;
     (d) Certificates of Seller certifying that the conditions set forth in Sections 10.1 and 10.3 have been satisfied;
     (e) Certificates of incumbency for the officers of Seller executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (f) Certificates of existence and good standing of Seller from its state of organization dated the most recent practical date prior to Closing;
     (g) A FIRPTA certificate, executed by Seller, certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code;
     (h) A complete copy of the Operating Agreement, including all amendments hereto, certified by an officer or other authorized representative of Seller to be a true, correct, and complete copy of the Operating Agreement as then in effect as of Closing;
     (i) Complete copies of all employee agreements which Buyer is required to assume pursuant to Section 11.2 herein, including all amendments hereto, certified by an officer or other authorized representative of Seller to be true, correct, and complete copies of these employment agreement as then in effect as of Closing;
     (j) A complete copy of the Confidentiality Agreement, dated as of April 30, 2010, which shall continue in full force and effect pursuant to Section 13.8 herein, certified by an officer or other authorized representative of Seller to be a true, correct, and complete copy of the Confidentiality Agreement as then in effect as of Closing; and
     (k) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
     4.1 Organization, Qualification and Capacity. Buyer is a limited liability company duly organized and validly existing in good standing under the Laws of the State of Arkansas. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Powers; Consents; Absence of Conflicts With Other Contracts. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;
     (b) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
     4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     4.4 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.5 Buyer Acknowledgements.
     (a) Buyer has: (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the Equity Interest; (ii) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue related to the Equity Interest; and (iii) been furnished with and has had access to such information as it has considered necessary to make a determination to execute, deliver and perform its obligations hereunder.
     (b) The decision of Buyer, whose majority owner is currently an investor and a manager of the Company and who is involved in the operations of the Hospital and the Company and has full knowledge of the financial performance of the Hospital and the Company, to purchase the Equity Interest has been (i) made voluntarily and of its own accord, based upon, (A) the extensive knowledge and experience of Buyer in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of Buyer, and (C) its investigation of the business, assets, risks and prospects of the Company and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, Seller, or any of its Affiliates, officer or director of Seller, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed at the Closing in connection herewith. As of the date hereof, Buyer has no knowledge of any facts or circumstances which constitute or are reasonably likely to constitute a breach of the representations and warranties of Seller set forth in Article 5 of this Agreement.
     (c) Buyer is acquiring the Equity Interest for its own account and not with a view to its distribution within the meaning of the Securities Act.
     4.6 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4-B
REPRESENTATIONS AND WARRANTIES OF DR. MURPHY
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Dr. Murphy represents and warrants to Seller the following:
     4.1-B Financial Statements of Dr. Murphy.
     (a) Schedule 4.1-B hereto contains the financial statements and financial information of Dr. Murphy dated as of March 31, 2011 (collectively, the “Murphy Financial Information”). The Murphy Financial Information is true and correct and fairly represents the complete and full financial position and condition of Dr. Murphy.
     (b) Except as disclosed in the Murphy Financial Information, Dr. Murphy has no material liabilities, no liens, mortgages, security interests or encumbrances on his assets, and there is no litigation, proceedings or claims pending or threatened against him other than liabilities that were incurred after March 31, 2011 in the ordinary course of business none of which are material in nature.
     4.2-B No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4-B (INCLUDING THE SCHEDULES), DR.MURPHY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND DR.MURPHY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
     5.1 Organization, Qualification and Capacity of Seller. Seller is a limited liability company duly organized and in existence under the Laws of the State of North Carolina. Except as set forth on Schedule 5.1, the execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

     5.2 Ownership of Equity Interest. Except as set forth on Schedule 5.2, Seller is, and will be on the Closing Date, the record and beneficial owner and holder of the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type and on the Closing Date Seller will transfer the Equity Interest to Buyer free and clear of all Encumbrances, charges, claims, or restrictions of any type. Seller owns 70.33% of the total of all outstanding membership interests in the Company, and the conveyance of Seller’s Equity Interest is intended to, and will, convey to Buyer all of Seller’s equity ownership in the Company. Seller’s Equity Interest has been duly authorized and validly issued.
     5.3 Powers; Absence of Conflicts with other Contracts. The execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the operating agreement of Seller or the Operating Agreement; and
     (b) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Seller is a party or by which Seller is bound.
     5.4 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.5 Access to Records Related to Certain Liabilities and Contracts. The following documentation is maintained in the Company’s files, books and records: (a) documentation or records related to the Company’s current debts for borrowed monies, (b) Contracts to which Company is a party related to the lease of equipment, and (c) Contracts to which Company is a party and under which Company has an outstanding obligation of Two Hundred and Fifty Thousand Dollars ($250,000) or more.
     5.6 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), BUYER IS PURCHASING THE EQUITY INTEREST “AS IS” AND “WHERE IS” AND SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE HOSPITAL, THE COMPANY, THE SELLER OR ITS AFFILIATES OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6
[INTENTIONALLY OMITTED.]
ARTICLE 7
COVENANTS OF BUYER
     7.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     7.2 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (a) take all reasonable steps to obtain, as promptly as practicable, (i) all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement, and (ii) any and all necessary consents of any counterparties to Contracts with the Company whose consent to the transactions contemplated under this Agreement is required under the terms of such Contract, provided that obtaining any such consents shall not be a condition to Closing and (b) provide such other information, notification, and communications to any Governmental Entity as may be required or reasonably requested of Buyer, the Company or the Hospital.
ARTICLE 8
COVENANTS OF SELLER
     8.1 Information.
     (1) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall cause the Company to afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of the Company, and to furnish Buyer with such additional financial and operating data and other information as to the business, and access to the assets, of the Company as Buyer may from time to time reasonably request and cause Finco to afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of Finco relating to the Finco Obligations. The right of access of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Company’s assets.
     (2) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information of the

Company deemed by Seller in good faith to be market sensitive or competitive in nature, including without limitation pricing information related to managed care contracts and (ii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.
     8.2 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller or Finco contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     8.3 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or any of its Affiliates to), without the prior written consent of Buyer (i) offer for lease or sale the Company’s material assets (or any material portion thereof) or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (ii) solicit offers to lease or buy all or any material portion of the Company’s assets or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Company or sale or assignment of the Finco Obligations; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of the Company’s material assets (or any material portion thereof) or any ownership interest in the Company or with respect to any merger, consolidation or similar transaction involving the Company or any interest in the Finco Obligations; or (v) furnish or cause to be furnished any information with respect to the Company or its assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 8.3, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC or its Affiliates and any other Person.
     8.4 Agreement to Cooperate with Buyer in Arranging for Financing. Seller, at no out-of-pocket cost or expense, agrees to reasonably cooperate with Buyer as necessary for Buyer to arrange for financing in connection with the consummation of the transactions contemplated by this Agreement, provided that obtaining such financing is not a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     9.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     9.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company or the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     9.3 Representations and Warranties. The representations and warranties of Buyer and Dr. Murphy contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer and Dr. Murphy that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will be deemed to be satisfied unless any breaches of representations and warranties by Buyer or Dr. Murphy have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     9.4 Approvals.
     (a) MC shall have obtained any approvals of the shareholders of MC which it has determined in its sole discretion are required under the Delaware General Corporation Law for MC to authorize Seller to consummate the transactions contemplated under this Agreement, which approval may be subject to the shareholders of MC approving one or more additional transactions, together with the transactions contemplated under this Agreement, as a whole or as a group in order to approve the transactions contemplated under this Agreement.
     (b) Seller shall have obtained any consents or approvals from the Board of the Company or the Company’s members other than Seller, which consents or approvals

Seller is required to obtain in order to consummate the transactions contemplated under this Agreement.
     9.5 [Intentionally omitted.]
     9.6 Amounts Due to Seller or MedCath. The Company shall have paid to Seller or MedCath, as appropriate, an amount equal to (a) all amounts of management fees and related expenses due from the Company to Seller or MedCath, (b) all amounts of unreimbursed costs and expenses of any type or nature advanced or paid by Seller or MedCath on behalf or for the benefit of the Company, in both cases with respect to the period through and including the Closing Date (collectively, the “Outstanding Expenses”) and (c) any unpaid guarantee fee incurred by Members of the Company under the terms of Section 5.16 of the Operating Agreement.
ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
     10.1 Compliance with Covenants. Seller shall have in all material respects performed all their respective obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by either of them at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Seller each were given written notice of such failure to perform or comply and each of them did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of either Seller to timely consummate the transactions described herein.
     10.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company or the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to purchase or own the Equity Interest or satisfy and pay in full the Finco Obligations.
     10.3 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will deemed to be satisfied unless any breaches of such representations or warranties individually or in the aggregate have had or are reasonably likely to have a Material Adverse Effect. In the event that there are breaches of representations and warranties made by Seller hereunder that have not had or are not reasonably likely to have a Material Adverse Effect (i) Buyer shall not be excused from performance hereunder as a result of such breaches and shall be obligated to complete the transaction described herein, and (ii) Buyer shall not assert the breach of such representations and warranties as a basis for not consummating the transaction contemplated by this Agreement.
ARTICLE 11
ADDITIONAL AGREEMENTS
     11.1 Termination Prior to Closing.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
     (i) by mutual consent in writing of Seller and Buyer;
     (ii) by Buyer, on the one hand, or Seller, on the other hand, at any time after July 31, 2011 (the “Outside Date”), if the Closing has not occurred by such date subject however to the right of Buyer or Seller to extend the Outside Date as set forth below; provided, that the right to terminate this Agreement under this Section 11.1(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date, provided further, that if the Closing has not occurred due to or related to either (x) the conditions set forth in Sections 9.2 or 10.2 not having been satisfied or (y) because MC shall not have obtained any approvals of the shareholders of MC which it has determined in its reasonable discretion are required under the Delaware General Corporation Law for MC to authorize Seller to consummate the transactions contemplated under this Agreement, then in either of such events, Buyer or Seller may elect, by providing written notice to the other party hereto, to extend the Outside Date to August 31, 2011, provided that the right to so extend under this Section 11.1(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by July 31, 2011.
     (iii) by Seller if Buyer or Dr. Murphy breach in any material respect any of the representations, warranties, covenants or other agreements of Buyer or Dr. Murphy contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller to Buyer or Dr. Murphy as the applicable specifying such breach;
     (iv) by Buyer if Seller breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller contained in this Agreement, which would give rise to the failure of a condition set forth in Section 10.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller specifying such breach; or
     (v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Equity Interest or the full payment of the Finco Obligations as provided herein and such order becomes final and non-appealable.
     (b) In the event that this Agreement is terminated pursuant to Section 11.1(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that (x) nothing in this Section 11.1 shall relieve Seller or Buyer, Company and Dr. Murphy of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, (y) Buyer shall be entitled to seek the remedy of specific performance as set forth in Section 12.2, and (z) Seller shall be entitled to the Buyer Termination Fee as set forth in Section 12.3.
     11.2 Assignment of Employment Agreements. Prior to the Closing, Seller shall cause the employment of the employees listed on Schedule 11.2 to be transferred and the employment agreements between MedCath and such employees listed on Schedule 11.2 to be assigned to and assumed by the Company.
     11.3 Buyer Preservation and Seller Access to Records After the Closing.
     (a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Company existing as of the Closing for such period as required by applicable Law, or, if applicable Law does not impose a specific requirement for the time of retention, for a period of at least three (3) years following the Closing Date. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form, including without limitation financial and Tax records. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital or delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by

Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full, complete and timely access to, and the right to make copies of, the records of the Company (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital) including providing a reasonable location within the Hospital to conduct its review of such records; provided, however, that no consents or authorizations shall be necessary with respect to the Company’s financial records and Tax records necessary for Seller to prepare financial statements, cost reports and Tax returns. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to the Company following its use by Seller.
     (b) Without limitation to Buyer’s indemnification obligations under Article 12 of this Agreement, Buyer shall reasonably cooperate with Seller and its insurance carriers at Buyer’s expense in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller owned an interest in the Company. Such cooperation shall include, without limitation, making all of Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to Buyer or its employees or the payment of any of Buyer’s internal expenses. In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
     11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 13.8, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     11.5 Tax Matters.
     (a) Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate.
     (b) Buyer shall cause the Company to file two (2) short period income tax returns for the tax year of the Company during which the Closing occurs (each, a “Short Period Return”). The first short period shall end on the date of the Closing, and the second short period shall start on the day after the date of the Closing. If the Closing occurs on the last day of a calendar month, Buyer shall to the extent appropriate file such Short Period Returns based on the information obtained from the normal month end closing of the books by the Company. If the Closing occurs on a day other than the last day of a calendar month, Buyer shall use the information (to the extent appropriate) from normal month end closing of the books by the Company for the previous calendar month and adopt a reasonable method of allocating the income of the calendar month of the Closing between the Short Period Returns. Seller shall have the right to review and reasonably approve the Short Period Return for the period ending on the date of the Closing in advance of filing.
     11.6 Change of Name. On or before the Closing Date, the Company shall amend its Articles of Organization and take all other actions necessary to change its name to one that does not include “MedCath” or any name that is sufficiently similar thereto so as to potentially cause confusion. From and after the Closing Date, Company shall make no further use of (i) the name “MedCath”, or (ii) any other names that are sufficiently similar to “MedCath” so as to potentially cause confusion.
     11.7 Insurance. As of the Effective Time, Seller shall cause the Company to be removed as either a named insured or beneficiary under each of the insurance policies listed on Schedule 11.7 and Buyer shall obtain, or cause the Company to obtain at Buyer’s expense, any and all insurance policies necessary to cover the ownership and operation of the Company and the Hospital.
     11.8 Cessation of Contractual Benefits and Withdrawal from MedCath Employee Benefit Plans; Transfer to New Company Plans.
     (a) As of the Effective Time, the Hospital shall no longer receive benefits (or have any obligations) arising out of certain Contracts between (i) MC, MedCath, Seller their Affiliates and/or the Company and (ii) certain third parties. Such Contracts that are material to the Company are all group Contracts entered into by MedCath or MC for the benefit of the Company and one or more Affiliates of Seller, and are those specific Contracts listed on Schedule 11.8(a) (collectively, the “Excluded Contracts”). As of the Effective Time, the Company shall withdraw from and cease to be a participating employer under the employee benefit plans listed on Schedule 11.8(b) (the “MedCath Plans”), and the employees of the Company shall cease to accrue further benefits and shall cease to be active participants under the MedCath Plans.
     (b) Buyer shall cause the Company to adopt and establish effective immediately after the Effective Time a defined contribution plan with a cash of deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified under Section 401(a) of the Code and a related trust exempt from taxation under Section 501(a) of the Code (the “Company 401(k) Plan). The Company 401(k) Plan shall benefit Hospital employees currently covered by the MedCath Incorporated 401(k) Profit Sharing Plan and Trust (the “MedCath 401(k) Plan”).
     (c) Before the expiration of the applicable remedial amendment period under Section 401(b) of the Code, Buyer shall cause the Company to file for and make commercially reasonable efforts to obtain a determination from the Internal Revenue Service that the Company 401(k) Plan and related trust are qualified and exempt from taxation within the meaning of Sections 401(a) and 501(a) of the Code, respectively.
     (d) As soon as practicable after the Closing, MedCath or MC, as the case may be, shall transfer, or cause to be transferred, in a trust to trust transfer in accordance with Section 414(l) of the Code, the account balances (assets and liabilities) of the Hospital employees currently covered by the MedCath 401(k) Plan from the MedCath 401(k) Plan and any related trusts to the Company 401(k) Plan and its related trust. All assets shall be transferred from the MedCath 401(k) Plan to the Company 401(k) Plan in cash except any participant loan notes with respect to the Hospital employees shall be transferred in kind.”
     11.9 Payment of Additional Outstanding Expenses. To the extent any Outstanding Expenses are not known or paid as of the Closing Date under Section 9.6, then Buyer shall cause all such amounts to be promptly paid to Seller after Closing upon Seller’s request therefore accompanied by reasonable supporting documentation.
ARTICLE 12
INDEMNIFICATION; LIMITATION ON DAMAGES
     12.1 Indemnification.
     (a) From and after the Closing, Buyer, Dr. Murphy, and the Company (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless MedCath, MC, Seller and its Affiliates, and their respective officers directors, principals, attorneys, agents, employees or other representatives (each, an “Indemnified Party”) from and against any Indemnifiable Losses relating to or arising out of (i) any breach of any representation or warranty of the Buyer or Dr. Murphy in Article 4 or Article 4-B, (ii) the failure by the Buyer to perform any covenant or agreement in this Agreement, or (iii) any liability or obligation, whether known, contingent or unknown, of any type or nature, whether now existing or arising after Closing, relating to the Company or the Hospital or relating to or arising out of the ownership, management or operations of the Company prior to, on or after the Closing Date, including without limitation any liability or obligation, relating to or arising out of (A) current liabilities, accounts payable and long-term liabilities of the Company or the Hospital, (B) any Contract to which the Company or the Hospital was, is or will be a party, (C) any act or omission of the Company or the Hospital, including without limitation any malpractice or general liability claim, (D) the Intellectual Property rights of the Company or any Intellectual Property rights of any third party to the extent licensed by or through the Company or the Hospital, (E) reimbursement by Government Programs or other third party payors for goods and services provided by the Company or the Hospital or any other matters relating to Government Programs or other third party payors, (F) federal, state or local investigations of, or claims or actions against, the Company or the Hospital, including without limitation any investigations, claims or actions in connection with the ongoing investigation relating to Implantable Cardioverter Defibrilators, (G) cost reports filed by the Company or the Hospital with Medicare either before or after Closing, (H) any actual or alleged violation of, or non-compliance with, any Law by the Company or the Hospital relating to or arising from the ownership, management or operations of the Company or the Hospital or by Seller or its Affiliates, including without limitation any Environmental Laws, whether existing or occurring, or alleged to exist or occur, prior to or after Closing, (I) any civil or criminal obligation, liability or litigation accruing, arising out of, or relating to any acts or omissions of the Company, the Hospital, Seller, Seller’s Affiliates or their respective officers, directors, employees or agents relating to or arising from the ownership, management or operation of the Company or the Hospital (for purposes of clarification, the scope of this subsection (I) for which indemnification is required from the Indemnifying Parties does not include unrelated claims if made by a stockholder of MC against MC), (J) former, current or future employees of the Company or the Hospital, including without limitation claims related to severance, worker’s compensation, unemployment compensation, employee health and welfare benefit plans, wages and benefits, ERISA or violations of Laws adopted by the United States Equal Employment Opportunity Commission, or (K) any obligation or liability of the Company or the Hospital with respect to Taxes or Tax returns due either before or after Closing, including without limitation Taxes which may arise upon consummation of the transactions contemplated under this Agreement other than Taxes due from Seller with respect to its income arising from the sale of its Equity Interest to Buyer. The obligations to indemnify Seller and its Affiliates under this Article 12 shall survive the Closing.
     (b) If any claim or liability is asserted in writing against an lndemnified Party which would give rise to a claim under this Section 12.1, the Indemnified Party shall notify Buyer in writing of the same within ten (10) business days of receipt of such written assertion of a claim or liability; provided, however, that the failure to provide such notice as so indicated shall not affect the Indemnifying Parties’ obligation to indemnify and the Indemnifying Parties shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. The Indemnified Party shall have the right to elect to either, at the Indemnifying Parties’ sole cost, (i) defend any such claim, select the counsel and any other professionals or experts, subject to Buyer’s approval which shall not be unreasonably withheld, conditioned or delayed, and control the defense, settlement and prosecution of any litigation or (ii) require that the Indemnifying Parties undertake the defense of such claim and take such other actions described in subsection (i), above, on behalf of the Indemnified Party using counsel and any other professionals or experts approved in writing by Seller, which shall not be unreasonably withheld, conditioned or delayed. The parties hereby agree that neither party shall be required to obtain the consent of the other party prior to engaging Moore & Van Allen, PLLC or Reed Smith to defend a claim under this Section 12.1. In the event the Indemnifying Parties undertake the defense of a claim upon the request of an Indemnified Party under subsection (ii), above, such claim shall not be compromised or settled without the consent of the Indemnified Party.
     (c) The Indemnified Party and Indemnifying Parties shall cooperate in all reasonable respects, at the expense of the Indemnifying Parties, in the investigation, trial and defense of any lawsuit or action that may be subject to this Section 12.1, any appeal arising therefrom and any notifications to insurers.
     12.2 Specific Performance by Seller. Notwithstanding the right of Buyer to terminate this Agreement pursuant to Section 11.1(a), in the event of a breach by Seller of its obligation to consummate the transactions contemplated by this Agreement or a breach by Seller of a covenant prior to or following the Closing, Buyer shall be entitled to specific performance to force Seller to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
     12.3 Seller’s Remedies upon Buyer’s Material Breach of this Agreement. If Seller terminates this Agreement pursuant to Section 11.1(a)(iii), as Seller’s sole and exclusive additional remedy for Buyer’s uncured breach of this Agreement which results in such a termination of this Agreement, the parties agree and acknowledge that Seller shall have suffered a material loss and incurred damage of an incalculable nature and amount, in which event Buyer and Dr. Murphy, jointly and severally, shall be obligated to pay to Seller, as liquidated damages, a fee of Three Million and 00/100 Dollars ($3,000,000) (“Buyer Termination Fee”). The parties agree and acknowledge that the amount of the Buyer Termination Fee is fair and reasonable. The Buyer Termination Fee shall be payable to Seller in immediately available funds by wire transfer no later than six (6) months after such termination; provided however, such Buyer Termination Fee shall not be due from Buyer, if and only if, within six (6) months of any such termination of this Agreement by Seller (a) either (x) Seller consummates the sale of its Equity Interest on terms that include a purchase price paid in cash equal to or greater than the Final Equity Purchase Price, repayment in full of all Finco Obligations and other terms and conditions comparable to or more favorable than those set forth in this Agreement, or (y) the Company consummates the sale of its assets on terms that results in a cash distribution to Seller equal to or greater than the Final Equity Purchase Price, repayment in full of all Finco Obligations and other terms and conditions comparable to or more favorable than those set forth in this Agreement, and (b) Dr. Murphy has fully cooperated and supported the transactions described in subsections (x) and (y) above. The obligations hereunder shall survive the termination of this Agreement.
     12.4 Release. As of the Effective Time, each of the Indemnifying Parties (collectively with any of their heirs, executors, administrators, personal representatives, successors, assigns, officers, directors, shareholders, owners, members and affiliates) (collectively, the “Releasors”) shall release each Indemnified Party from all Claims that the Releasors ever had, has or hereafter can, shall or may have against any Indemnified Party for, upon, or by reason of any matter, cause or thing whatsoever, whether known, contingent or unknown, of any type or nature, whether existing or arising on or after Closing, including without limitation, any matter, cause or thing relating to or arising out of the ownership, management or operations of the Company prior to, on or after the Closing Date, including without limitation related to those matters set forth in Section 12.1(a)(i)(A) through (K). Each individual who is directly or indirectly a member or investor in the Company (other than Seller and its Affiliates) and who is also directly or indirectly a member or investor in the Buyer shall be a Releasor for purposes of this Section 12.4 and shall execute a release of Seller and its Affiliates reflecting the terms of this Section 12.4.
     12.5 Survival.
     (a) The representations and warranties of the parties contained herein and all rights with respect thereto, shall survive until sixty (60) days after the expiration of the applicable statute of limitations.
     (b) The covenants and agreements of the parties contained herein which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.
ARTICLE 13
GENERAL
     13.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     13.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     13.3 Choice of Law; Jurisdiction and Venue; Damages.
     (a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule thereof.
     (b) Except as specifically provided for elsewhere in this Agreement, the parties to this Agreement agree that any legal or equitable action or proceeding with respect to this Agreement, or arising in any manner in connection with the transactions contemplated by this Agreement shall be brought in the courts of the State of North Carolina, Mecklenburg County, or the United States District Court for the Western District of North Carolina.
     13.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     13.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for all purposes as of 11:59 p.m. (the “Effective Time”) on the Closing Date, unless otherwise agreed in writing by Buyer and Seller. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.
     13.6 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or an Affiliate of Seller’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or its Affiliate. Each of Buyer and Seller agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
     13.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
     (a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto;
     (b) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements themselves and its respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and

     (c) [Intentionally omitted.]
     13.8 Confidentiality. The Confidentiality Agreement, dated as of April 30, 2010 (the “Confidentiality Agreement”), between Dr. Bruce Murphy and MC shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 13.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 13.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of equity interests hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 13.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.
     13.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K and proxies with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and issue a press release announcing the execution of this Agreement, which Forms 8-K, press release and proxies may contain such information as Seller determines to be necessary or appropriate.

     13.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     13.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Company, Buyer,	c/o Bruce E. Murphy, M.D.
or Dr. Murphy:	PERSONAL & CONFIDENTIAL
7 Shackleford West Blvd.
Little Rock, AR 72211-3714
Facsimile: (___) __-____

with copies to:	Gregory M. Hopkins, Esq.
Hopkins Law Firm,
A Professional Association
1000 West Second Street
Little Rock, AR 72201
Facsimile: (501) 375-0231

If to Seller or Finco:	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.
     13.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     13.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     13.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     13.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Finco and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     13.16 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare Program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     13.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.
     13.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Seller or Finco means the actual knowledge of its officers (or its Affiliate’s officers) listed on Schedule 13.18.
     13.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     13.20 Right to Take Action. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent or limit, and Buyer shall not take any action to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its stockholders or members, otherwise terminating its existence and/or taking any other action, in each case, as permitted by applicable Law, or (b) MC and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware.
     13.21 Guaranty of Buyer’s Obligations. Dr. Murphy and the Company (the “Guarantors”), each a principal obligor and not merely as a surety, hereby jointly and severally unconditionally guarantee full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Seller that, if and whenever Buyer is in default, the Guarantors will on demand duly and promptly perform or procure the performance of Buyer’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Seller or Finco must be restored by Seller or Finco upon the bankruptcy, liquidation or reorganization of Buyer. The obligations of the Guarantors under this Section 13.21 shall not be affected or discharged in any way by any action or proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief Laws. Seller shall not be required to exhaust any rights or remedies against Buyer prior to obtaining performance hereunder from Dr. Murphy and/or the Company.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Equity Interest Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	AR-MED

	By:	Bruce Murphy, its President
By:
Name:
Title:

DR. MURPHY:		/s/ Bruce Murphy
BRUCE MURPHY, M.D.

COMPANY: (for the purpose of agreeing to be bound under Section 11.6, Article 12 and Section 13.21)	MEDCATH OF LITTLE ROCK, L.L.C.
	By:	MedCath of Arkansas, LLC, its Manager

	By:	/s/ O. Edwin French
		Name:	O. Edwin French
		Title:	Manager

SELLER:	MEDCATH OF ARKANSAS, LLC a North Carolina limited liability company

	By:	/s/ O. Edwin French
		Name:	O. Edwin French
		Title:	Manager